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                                                                     EXHIBIT 8.2

                         [BAKER & McKENZIE LETTERHEAD]

                                October 11, 1996

Borland International, Inc.
100 Borland Way
Scotts Valley, California 95066

     Re:  Merger pursuant to Agreement and Plan of Merger
          among Borland International, Inc., Aspen Acquisition Corp., and Open Environment Corporation
          -----------------------------------------------------------

Ladies and Gentlemen:

     This opinion is being delivered to you in accordance with Section 7.01(f) of the Agreement and Plan of Merger dated as of May 11, 1996, as amended on July 31, 1996 and October 8, 1996 (the "Agreement"), by and among Borland International, Inc., a Delaware corporation ("Borland"), Aspen Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Borland ("Merger Subsidiary"), and Open Environment Corporation, a Delaware corporation ("OEC"). Pursuant to the Agreement, Merger Subsidiary will merge with and into OEC (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement or in the letters or certificates delivered to us by Borland, Merger Subsidiary, OEC and certain OEC shareholders containing certain representations of Borland, Merger Subsidiary, OEC and certain OEC shareholders (the "Representation Letters"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as counsel to Borland in connection with the merger. As such, and for the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto): (a) the Agreement; (b) the Representation Letters; (c) the registration statement on Form S-4, which includes the Prospectus/Proxy Statement relating to the Agreement (the "Registration Statement"); and (d)


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Borland International, Inc.
October 11, 1996
Page 2

such other instruments and documents related to the formation, organization and operation of Borland, Merger Subsidiary and OEC and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there is (or there is prior to the Effective Time) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

     2. The truth and accuracy at all relevant times, of all representations and warranties and statements made or agreed to by Borland, Merger Subsidiary, OEC, their managements, employees, officers, directors and stockholders in connection with the Merger, including but not limited to those set forth in the Agreement (including the exhibits) and the Representation Letters; and that all covenants contained in the Agreement are performed without waiver or breach of any material provision thereof; and

     3. There is no plan or intention on the part of OEC's shareholders (a "Plan") to engage in a sale, exchange, transfer, distribution, pledge, or other disposition (including a distribution by a partnership to its partners or by a corporation to its shareholders) or any transaction which results in a reduction of risk of ownership, or a direct or indirect disposition (a "Sale") of shares of Borland Common Stock to be received in the Merger that would reduce the OEC shareholders' ownership of Borland Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all the stock of OEC outstanding immediately prior to the Merger. Shares of OEC stock which are exchanged for cash in lieu of fractional shares of Borland Common Stock or which are sold, redeemed or disposed of in a transaction that is in contemplation of or related to the Merger shall be considered shares of OEC stock held by shareholders of OEC immediately before the Merger which are exchanged in the Merger for shares of Borland Common Stock which are then disposed of pursuant to a Plan.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

     1.  The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and each of Borland, Merger Subsidiary, and OEC will be a party to the reorganization within the meaning of Section 368(b) of the Code;
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Borland International, Inc.
October 11, 1996
Page 3

     2. No gain or loss will be recognized by the holders of OEC Common Stock upon the receipt of Borland Common Stock solely in exchange for such OEC Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares);

     3. The aggregate tax basis of the Borland Common Stock received by OEC stockholders in the Merger (including the basis of any fractional share of Borland Common Stock for which cash is received) will be the same as the aggregate tax basis of the OEC Common Stock surrendered in exchange therefor;

     4. The holding period of the Borland Common Stock received by each OEC stockholder in the Merger (including the holding period of any fractional share of Borland Common Stock for which cash is received) will include the period during which the OEC Common Stock, surrendered in exchange therefor was held, provided such OEC Common Stock is held as a capital asset at the Effective Time;

     5. Cash received by holders of OEC Common Stock in lieu of fractional shares of Borland Common Stock will be treated as received as a distribution in redemption of such fractional shares as if such fractional shares of Borland Common Stock had been issued in the Merger and then redeemed by Borland in a taxable transaction; and

     6. No gain or loss will be recognized by Borland, Merger Subsidiary, or OEC as a result of the Merger.

     This opinion does not address the various state, local, or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. In particular, we express no opinion regarding, among other things:

     1. The survival and/or availability to Borland or OEC after the Merger of any federal income tax attributes, including any net operating loss carryforward, after application of any provision of the Code, as well as the regulations promulgated thereunder;

     2. The tax consequences of the Merger that may be relevant to particular security holders of OEC such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, dealers in securities, foreign persons, holders of options or warrants, persons who hold shares acquired as part of a conversion transaction, and holders of shares acquired upon exercise of stock options or in other compensatory transactions; and

     3. The tax consequences to OEC shareholders of other transactions effected prior to or after the Merger (whether or not such transactions are consummated in connection with the Merger).
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Borland International, Inc.
October 11, 1996
Page 4


     No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any other transaction whatsoever including the Merger if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

     This opinion represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated therein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     The opinion is being furnished to you pursuant to Section 7.01(f) of the Agreement and in connection with the filing of the Registration Statement, and may not be relied upon by, transmitted to or filed with any person, firm or company or institution without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Baker & McKenzie in the sections captioned "Certain United States Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                  Very truly yours,


                                  /s/ Baker & McKenzie